CUSIP No. 344067-10-3                 13G                         Page 12 of 12


Exhibit 2

REPORTING PERSON RELATIONSHIPS

         On December 31, 1999 Charles River Partnership VIII (CRP VIII) was the registered owner of 2,055,928 shares of Flycast Communications Corp. common stock. Its "sister" venture capital fund, Charles River VIII-A LLC (CRP VIII-A) was the registered holder of 37,909 shares of Flycast Communications Corp. common stock. The general partner of CRP VIII is Charles River VIII GP Limited Partnership. The individual general partners Charles River VIII GP Limited Partnership are Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith. The sole manager of CRP VIII-A is Charles River VII Friends, Inc. The owners and officers of Charles River VII Friends, Inc. are Richard M. Burnes, Jr., Michael
J. Zak and Ted R. Dintersmith. Messrs. Burnes, Zak, and Dintersmith, along with Charles River VIII GP Limited Partnership and Charles River VII Friends, Inc. disclaim beneficial ownership of the shares for which it / he does not have a pecuniary interest.